Exhibit (N)(ii)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Senior Income Fund

We consent to the use of our report dated April 29, 2009, incorporated herein by reference, on ING Senior Income Fund, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

June 23, 2009